MAIRS AND POWER FUNDS TRUST

THIRD AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS THIRD AMENDMENT dated as of this 14th day of October, 2013, to the Fund Accounting Servicing Agreement, dated as of May 17, 2011, as amended December 31, 2011 and January 9, 2013 (the “Agreement”) is entered into by and between MAIRS AND POWER FUNDS TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the Trust and USBFS entered into the Agreement; and

WHEREAS, the Trust and USBFS desire to amend the fees of the Fund Accounting Agreement; and

WHEREAS, Section 15 of the Transfer Agent Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the Trust and USBFS agree to the following:

Amended Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MAIRS AND POWER FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Andrea C. Stimmel	By: /s/ Michael R. McVoy

Name: Andrea C. Stimmel	Name: Michael R. McVoy

Title: Treasurer	Title: Executive Vice President

2013 M & P Funds Trust

Amended Exhibit B to the
Fund Accounting Servicing Agreement – Mairs and Power Funds Trust

FUND ACCOUNTING SERVICES FEE SCHEDULE Effective October 1, 2013

Domestic Equity and Balanced Funds*
$[  ] for the first $[  ]
[  ] basis point on the next $[  ]
[  ] basis point on the balance

Domestic Small Cap Fund*
$[  ] for the first $[  ]
$[  ] for the first $[  ] once assets reach $[  ]
[  ] basis points on the next $[  ]
[  ] basis point on the balance

Domestic Fixed Income Funds*
Funds of Funds*
Short or Derivative Funds*
International Equity Funds*
Tax-exempt Money Market Funds*
$[  ] for the first $[  ]
[  ] basis points on the next $[  ]
[  ] basis point on the balance

Taxable Money Market Funds*
$[  ] for the first $[  ]
[  ] basis point on the next $[  ]
[  ] basis point on the balance

International Income Funds*
$[  ] for the first $[  ]
[  ] basis points on the next $[  ]
[  ] basis points on the balance

CCO Fees
 $[  ] /year

Fees are billed monthly.

* Annual fee

* Subject to CPI increase, Milwaukee MSA.

Multiple Classes*
Priced separately.

Master/Feeder Funds*
Priced separately.

Multiple Manager Funds*
Additional base fee:
$[  ] per manager/sub-advisor per fund

Conversion and extraordinary services quoted separately.

NOTE – All schedules subject to change depending upon the use of derivatives – options, futures, short sales, etc.  Prices are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees.

All fees are billed monthly plus out-of-pocket expenses, including pricing, corporate action, and factor services:

    •  $[  ] Domestic and Canadian Equities
    •      $[  ] Options
    •      $[  ] Corp/Gov/Agency Bonds
    •  $[  ] CMO's
    •  $[  ] International Equities and Bonds
    •  $[  ] Municipal Bonds
    •  $[  ] Domestic Corporate Bond High
                  Yield Securities
    •  $[  ] Money Market Instruments
    •  $[  ]  /fund/month - Mutual Fund Pricing
    •  $[  ] /equity Security/Month Corporate Actions
    •  $[  ]  /month Manual Security Pricing (>[  ] /day)
    •  Factor Services (BondBuyer)
    •  $[  ] /CMO/month
    •  $[  ] /Mortgage Backed/month
    •  $[  ]  /month Minimum Per Fund Group

ReportSource - $[  ] /month – Web reporting

2013 M & P Funds Trust                                  2